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EXHIBIT 2(e)


                   ADDENDUM TO BY-LAWS DATED JANUARY 23, 1996

                                   Article II.

                               Board of Directors

Section 12. Retirement of Directors. Any director shall retire as a director as of the calendar year in which the director attains the age of 72 years.